As filed with the Securities and Exchange
Commission on April 2, 2002                  Registration No. 333-83692


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                   ----------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                                  PRECIS, INC.
                 (Name of small business issuer in its charter)

               OKLAHOMA                                      73-1494382
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                      Identification No.)

        2040 NORTH HIGHWAY 360                            JUDITH H. HENKELS
      GRAND PRAIRIE, TEXAS 75050                       CHIEF EXECUTIVE OFFICER
            (972) 522-2008                                  PRECIS, INC.
                                                       2040 NORTH HIGHWAY 360
(Address and telephone number,                       GRAND PRAIRIE, TEXAS 75050
including area code, of registrant's                       (972) 522-2008
 principal executive offices)                      (Name, address and telephone
                                                   number, of agent for service)

                                   ----------

                                   Copies To:

                              MICHAEL E. DUNN, ESQ.
                             DUNN SWAN & CUNNINGHAM
                               2800 OKLAHOMA TOWER
                                 210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604
                            TELEPHONE: (405) 235-8318
                            FACSIMILE: (405) 235-9605

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                   ----------

                         CALCULATION OF REGISTRATION FEE


===============================================================================================================================
                                                                          PROPOSED MAXIMUM      PROPOSED
             TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE   OFFERING PRICE  MAXIMUM AGGREGATE       AMOUNT OF
                     TO BE REGISTERED                        REGISTERED      PER SHARE       OFFERING PRICE    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock(1)............................................   2,540,714        $11.97         $30,412,347         $2,798
-------------------------------------------------------------------------------------------------------------------------------


------------------------

(1) The offering price of these shares of common stock has been estimated and the registration fee has been computed pursuant to rule 457(c) based upon the closing sale price of the common stock as quoted by the nasdaq smallcap

     Market On March 27, 2002, Which was $11.97. This Amendment Increases the Number of Shares of Common Stock by 600,000 Shares, Which Increases the Registration Fee by $941 to $2,798 From the $1,857 Fee Previously Paid.


                                                                      PROSPECTUS

                                  PRECIS, INC.

                        2,540,714 SHARES OF COMMON STOCK



     The selling shareholders are offering 2,540,714 shares of common stock. These shares of common stock may be, but do not have to be, sold by the selling shareholders. The common stock is listed on the Nasdaq SmallCap Market and the Boston Stock Exchange and is quoted under the symbols "PCIS" and "PCI," respectively.



                    THE COMMON STOCK OFFERED HEREBY INVOLVES
                   A HIGH DEGREE OF RISK. SEE "RISK FACTORS,"
                              BEGINNING AT PAGE 4.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


==================================================================================================================
                                                                            UNDERWRITING         PROCEEDS TO
                                                           PRICE TO        DISCOUNTS AND           SELLING
                                                            PUBLIC          COMMISSIONS          SHAREHOLDERS
------------------------------------------------------------------------------------------------------------------
Common Stock...........................................        $                $--                   $
------------------------------------------------------------------------------------------------------------------
Total..................................................        $                $--                   $
==================================================================================================================


                THE DATE OF THIS PROSPECTUS IS ,____________2002.

                               PROSPECTUS SUMMARY


     This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information" (page 12).


     We call this document a prospectus. It covers shares of our common stock which are offered by the selling shareholders to you and others. This offering to you and others is referred to as the offering. These shares of our common stock have been registered with the United States Securities and Exchange Commission.


     We recommend that you especially consider that information contained in "Risk Factors" (page 4). All references in this prospectus to fiscal years are to our fiscal year ended December 31 of each year.


PRECIS, INC.
2040 NORTH HIGHWAY 360
GRAND PRAIRIE, TEXAS 75050
(972) 522-2008

     We offer savings on healthcare services throughout the United States to persons who are under-insured. These savings are offered by accessing the same preferred provider organizations (PPO's) that are utilized by many insurance companies. These programs are sold primarily through a network marketing strategy under the name Care Entree. We design these programs to benefit health care providers as well as the network members. Providers commonly give reduced or preferred rates to PPO networks in exchange for steerage of patients. However, the providers must still file claim forms and wait 30 to 60 days to be paid for their services. Our programs utilize these same networks to obtain the same savings for the Care Entree program members. However, the healthcare providers are paid immediately for their services and are not required to file claim forms. We provide transaction facilitation services to both the program member and the healthcare provider.

     Independent representatives may enroll as independent marketing representatives by paying an enrollment fee and signing a standard representative agreement. We pay independent marketing representatives a commission equal to 25% of the membership fees of any member they enroll for the life of that member's enrollment. Independent marketing representatives can also recruit other representatives and earn override commissions on sales made by those representatives. We pay a total of 35% in override commissions down through six levels. We have also established bonus pools that allow independent marketing representatives who have achieved certain levels to receive additional commissions measured in part by our revenues in these programs.

     We also design membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations. Memberships in these programs are offered and sold as part of a point-of-sale transaction or by direct marketing through direct mail or as inserts. Program members are offered and provided our and third-party vendors' products and services. We believe that our clients, their customers, and the vendors of the products and services offered through the programs all benefit from our membership service programs. The products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients' particular customer base. Most of our memberships are sold by third-party organizations, generally in connection with a point of sale transaction. We refer to these programs and membership sales as wholesale programs.

     Through the design of our wholesale programs, we seek to address our clients' desires to obtain another source of income from their customers through membership sales. In return for the wholesale sale of memberships, our clients collect the weekly or monthly membership fees and retain 40% to 80% of such fees. The balance of these membership fees, 20% to 60%, is remitted to us. The programs are designed and managed to strengthen the relationship between our clients and their customers.

THE OFFERING


Common stock outstanding
    as of March 27, 2002..............................      11,754,677 shares

Common stock to be offered............................      2,540,714 shares

Common stock to be outstanding after
    the offering......................................      11,754,677 shares

Net proceeds..........................................      We will not receive
                                                            proceeds from the
                                                            sale of the common
                                                            stock by the selling
                                                            shareholders.

Common stock symbols:
     Nasdaq SmallCap Market symbol....................      PCIS
     Boston Stock Exchange symbol.....................      PCI


SUMMARY FINANCIAL AND OPERATING INFORMATION


     The following table presents our selected historical financial data. The financial data presented below as of December 31, 2001 and 2000 and for the years ended on these dates are audited and have been derived from our financial statements included in our annual report on Form 10-KSB that is incorporated by reference in this prospectus. You should read this information together with our financial statements and their notes.



                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
OPERATING DATA:                                                                        2001                2000
                                                                                  --------------       ------------
Product and service revenues............................................          $  22,358,171        $   595,182
                                                                                  -------------        -----------
Operating expenses:
  Cost of operations....................................................              8,701,290            386,222
  Product deployment and research and development.......................                     --             44,392
  Sales and marketing...................................................              7,164,323            295,942
  General and administrative............................................              3,218,261            531,058
                                                                                  -------------        -----------
    Total expenses......................................................             19,083,874          1,257,614
                                                                                  -------------        -----------
    Operating income (loss).............................................              3,274,297           (662,432)
                                                                                  -------------        -----------
Other expenses (income):
  Interest income, net..................................................                (81,278)          (201,252)
  Amortization of goodwill..............................................                578,651             15,214
                                                                                  -------------        -----------
    Other expenses (income).............................................                497,373           (186,038)
                                                                                  -------------        -----------
      Net income (loss) before taxes....................................              2,776,924           (476,394)
Provision for income taxes..............................................                175,846                 --
                                                                                  -------------        -----------
      Net income (loss).................................................              2,601,078           (476,394)
                                                                                  -------------        -----------
Preferred stock dividends...............................................                236,000             16,000
                                                                                  -------------        -----------
Net income (loss) applicable to common stockholders.....................          $   2,365,078        $  (492,394)
                                                                                  =============        ===========
Earnings per share:
                Basic...................................................          $        0.30        $     (0.21)
                                                                                  =============        ===========
                Diluted.................................................          $        0.29        $     (0.21)
                                                                                  =============        ===========
    Weighted average number of common shares outstanding:
                Basic...................................................              8,000,042          2,296,000
                                                                                  =============        ===========
                Diluted.................................................              8,000,042          2,296,000
                                                                                  =============        ===========



                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                        2001             2000
                                                                                   --------------   --------------
BALANCE SHEET DATA:
Current assets....................................................................$   5,089,875        $ 5,211,581
Working capital...................................................................    1,371,549          3,961,068
Total assets......................................................................   28,503,984          8,150,025
Current liabilities...............................................................    3,718,326          1,250,513
Stockholders' equity..............................................................   24,407,195          6,875,631


                                  RISK FACTORS

     THE PURCHASE OF THE SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND THE MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS WHEN EVALUATING AN INVESTMENT IN OUR COMMON STOCK. MANY OF THE FACTORS DISCUSSED BELOW ARE NOT WITHIN OUR CONTROL. WE PROVIDE NO ASSURANCE THAT ONE OR MORE OF THESE FACTORS

-    WILL NOT ADVERSELY AFFECT

     -   THE MARKET PRICE OF OUR COMMON STOCK,

     -   OUR FUTURE OPERATIONS, AND

     -   OUR BUSINESS,

     -   FINANCIAL CONDITION, OR

     -   RESULTS OF OPERATIONS

-    REQUIRING SIGNIFICANT REDUCTION OR DISCONTINUANCE OF OUR OPERATIONS,

-    REQUIRING US TO SEEK A MERGER PARTNER OR

- REQUIRING US TO SELL ADDITIONAL SECURITIES ON TERMS THAT ARE HIGHLY DILUTIVE TO OUR SHAREHOLDERS.

WE CAUTION YOU THAT WE ARE PROVIDING FORWARD LOOKING INFORMATION IN THIS PROSPECTUS.

     We have included some forward-looking statements in this section and other places in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

-    discuss our future expectations;

- contain projections of our future operating results or of our future financial condition; or

-    state other "forward-looking" information.

     We believe it is important to discuss our expectations; however, it must be recognized that events may occur in the future over which we have no control and which we are not accurately able to predict.

OUR REVENUES ARE PRIMARILY DEPENDENT ON OUR INDEPENDENT MARKETING
REPRESENTATIVES, WHOSE REDUCED SALES EFFORTS OR TERMINATION AS REPRESENTATIVES MAY RESULT IN SIGNIFICANT LOSS OF REVENUES.

     Our success and growth depend in large part upon our ability to attract, retain, and motivate the network of independent marketing representatives who principally market our Care Entree products and services. Our independent marketing representatives typically offer and sell our Care Entree products and services on a part-time basis and may engage in other business activities. These marketing representatives may give higher priority to other products or services, reducing their efforts devoted to marketing our Care Entree products and services. Also, our ability to attract and retain marketing representatives could be negatively affected by adverse publicity relating to our Care Entree products and services or our operations. Under our network marketing system, the marketing representative downline organizations are headed by a relatively small number of key representatives who are responsible for a significant percentage of total revenues.

     The loss of a significant number of our independent marketing representatives, including any key representatives, for any reason, could adversely affect our revenues and operating results, and could impair our ability to attract new marketing representatives.

DEVELOPMENT AND MAINTENANCE OF COMMERCIAL RELATIONSHIPS WITH PREFERRED PROVIDER ORGANIZATIONS ARE CRITICAL.

     As part of our business operations, we must develop relationships with preferred provider organizations within each market area that our Care Entree healthcare products and services are offered. Development and maintenance of these relationships with healthcare providers within a preferred provider organization is in part based on professional relationships and the reputation of our management and marketing personnel. Because each member that receives healthcare services is self-insured for payment for the healthcare services, failure to pay or late payment by members may negatively affect our relationship with the preferred provider organizations. Consequently, preferred provider organization relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships and failures to pay for services received. The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all.

     The loss of a preferred provider organization for any reason could have a material adverse effect on our business, financial condition, and results of operations.

COMPETITION FOR SALES REPRESENTATIVES AS WELL AS IN THE HEALTHCARE PRODUCTS AND SERVICES OFFERED IS BECOMING MORE INTENSE.

     Although the medical savings membership industry is in its early stages of development, competition for members is becoming more intense. We offer membership programs that provide products and services similar to or directly in competition with products and services offered by our network marketing competitors as well as the providers of such products and services through other channels of distribution. Although not permitted under the current agreements with our marketing representatives and private label clients, in the future some of our clients may provide, either directly or indirectly through third parties, programs that compete with our Care Entree programs. Furthermore, marketing representatives have a variety of products that they can choose to market, whether competing with us in the healthcare market or not. Our business operations compete in two channels of competition. First, we compete based upon the healthcare products and services offered. These competitors include companies that offer healthcare products and services through membership programs much like those offered by us, as well as large retailers, financial institutions, insurance companies, preferred provider organization networks and other organizations that offer benefit programs to their customers. Second, we compete with all types of network marketing companies throughout the U.S. for new representatives. Many of our competitors have substantially larger customer bases and greater financial and other resources.

     We provide no assurance that our competitors will not provide healthcare benefit programs comparable or superior to those programs offered by us at lower membership prices or adapt more quickly to evolving healthcare industry trends or changing industry requirements. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete effectively against current and future competitors.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION AS A HEALTHCARE PROVIDER MUCH LIKE AN INSURANCE COMPANY.

     Our membership and healthcare benefits are offered and sold without license by any federal, state, or local regulatory licensing agency or commission. In comparison, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. In the future state insurance regulatory agencies and commissions may determine that our operations are subject to governmental regulation, which may adversely affect our future operations.

THE FAILURE OF OUR NETWORK MARKETING ORGANIZATION TO COMPLY WITH FEDERAL AND STATE REGULATION COULD RESULT IN ENFORCEMENT ACTION AND IMPOSITION OF PENALTIES, MODIFICATION OF OUR NETWORK MARKETING SYSTEM, AND NEGATIVE PUBLICITY.

     Our independent marketing representative network organization is subject to federal and state laws and regulations administered by the Federal Trade

Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other marketing representatives) and that advancement within the network marketing system is based on sales of products and services, rather than an equity investment in us or other non-retail sales related criteria.

     The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

-    the evolving interpretations of existing laws and regulations and

- the enactment of new laws and regulations pertaining in general to network marketing organizations and product and service distribution.

     Accordingly, there is the risk that our network marketing system could be found to not comply with applicable laws and regulations, that could then

-    result in enforcement action and imposition of penalties,

-    require modification of the marketing representative network system,

-    result in negative publicity, or

-    have a negative effect on distributor morale and loyalty.

Any of these consequences could have a material adverse effect on our sales as well as our financial condition.

THE LEGALITY OF OUR NETWORK MARKETING ORGANIZATION IS SUBJECT TO CHALLENGE BY OUR MARKETING REPRESENTATIVES, WHICH COULD RESULT IN SIGNIFICANT DEFENSE COSTS, SETTLEMENT PAYMENTS OR JUDGMENTS, AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES AND FINANCIAL CONDITION.

     Our network marketing organization is subject to legality challenge by the marketing representatives, both individually and as a class. Generally, these challenges would be based on claims that the network organization was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Proceedings resulting from these claims could result in significant defense costs, settlement payments, or judgments, and could have a material adverse effect on us.

THE PROGRAM MARKETING ACTIVITIES OF OUR SUBSIDIARY FORESIGHT ARE DEPENDENT UPON OUR CLIENTS.

     In carrying out our program marketing activities through our subsidiary Foresight, Inc., we are dependent upon our clients utilizing our services to design membership programs for their customers. Each marketing program is approved by the client prior to presentation to the client's customers.


     On August 31, 2001, Rent Way, Inc., then our largest single customer, ceased offering our membership programs through its rental stores. Prior to our merger-acquisition of Capella Group on June 8, 2001, approximately 75% and 4% of our revenues during 2000 and 2001, respectively, were attributable to membership programs sold by Rent Way, Inc.


     Our client relationships are pursuant to written contracts that typically may be terminated by us or the client upon 90 days' notice prior to the initial two-year anniversary or the one-year anniversary date thereafter without cause and without penalty. Generally, upon termination, the client may not offer similar products or services for a one-year period; however, we are not prohibited from continuing to offer or provide membership services and products directly or indirectly to the client's individual customers. If the agreement is terminated for our default, we are prohibited from renewing memberships and the client has the right to cause us to terminate our relationship with existing program members. Events that constitute default include events outside our control, including acts and omissions by our third-party product and service vendors or providers. There is no assurance that our clients will not terminate their relationships with us or cease to provide additional customer lists for our use in further marketing of new or existing membership programs.

WE ASSUMED A CONTINGENT TAX LIABILITY IN CONNECTION WITH OUR MERGER-ACQUISITION OF FORESIGHT.

     In January 1999, Universal Marketing Services, Inc., the former parent of our wholly-owned subsidiary, Foresight, Inc., purchased the outstanding commonstock Foresight for $4,540,000. Universal MarketingServices agreed to indemnify the shareholders of Foresight for the increase in federal income taxes and any applicable penalties to the extent that the reported $4,532,000 of the purchase price does not qualify for long-term capital gain treatment. In connection with our merger-acquisition of Foresight, we assumed the indemnification obligation of Universal Marketing Services.

     Upon examination the Internal Revenue Service may take the position that all or a portion of the $4,532,000 should be classified as ordinary income taxable at the maximum federal income tax rate of 39.6% rather than the long-term capital gain 20% rate. In the event the Internal Revenue Service successfully asserts that long-term capital gain classification was improper, we will be required to indemnify the former shareholders.

WE HAVE MANY COMPETITORS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WHICH MAY LEAD TO LACK OF REVENUES AND DISCONTINUANCE OF OUR OPERATIONS.

     We compete with numerous well-established companies that design and implement membership programs. Some of our competitors may be companies that have programs that are functionally similar or superior to our membership programs. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us. They may also have established reputations relating to membership programs.

     Due to competitive market forces, we may experience price reductions, reduced gross margins and loss of market share in the future, any of which would result in decreases in sales and revenues. These decreases in revenues would adversely affect our business and results of operations and could lead to discontinuance of operations. There can be no assurance that

-    we will be able to compete successfully,

- our competitors will not develop membership programs that render our programs less marketable or even obsolete, or

-    we will be able to successfully enhance our programs when necessary.

THE GOODWILL RECORDED IN CONNECTION WITH OUR ACQUISITIONS OF CAPELLA GROUP AND FORESIGHT MAY BECOME IMPAIRED AND REQUIRE THE WRITE-DOWN AND THE RECOGNITION OF IMPAIRMENT EXPENSE WHICH MAY BE SUBSTANTIAL.


     In connection with our acquisitions of Capella Group and Foresight, we recorded goodwill, an intangible asset, that at December 31, 2001, had an aggregate asset value of $21,237,444. In the event this goodwill is determined to be impaired for any reason, we will be required to write-down or reduce the value of goodwill and recognize an impairment expense. The impairment expense may be substantial in amount and, in such case, adversely affect the results of our operations for the applicable period and may adversely affect the market value of our common stock.


IF WE FAIL TO MEET THE MINIMUM REQUIREMENTS, OUR COMMON STOCK WILL BE DELISTED BY NASDAQ AND THE BOSTON STOCK EXCHANGE AND WILL BECOME TRADABLE ON THE OVER-THE-COUNTER MARKET, WHICH WILL ADVERSELY AFFECT THE SALE PRICE OF OUR COMMON STOCK.

     In order to continue inclusion of our common stock on Nasdaq and the Boston Stock Exchange minimum listing requires must be met. In the event these minimum requirements for inclusion are not met, our common stock

- will be delisted and no longer included on the Nasdaq SmallCap Market and Boston Stock Exchange,

-    will then be traded in the over-the-counter market, and

-    may become subject to the "penny stock" trading rules.

The over-the-counter market is volatile and characterized as follows:

- the over-the-counter securities are subject to substantial and sudden price increases and

- at times the price (bid and ask) information for the securities may not be available,

- if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

- the available offered price may be substantially below the quoted bid price.

Consequently, the market price of our common stock will be adversely affected if it ceases to be included on the Nasdaq SmallCap Market and Boston Stock Exchange.

IF OUR COMMON STOCK BECOMES SUBJECT TO "PENNY STOCK" RULES, THE MARKET PRICE OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED.

     If our common stock is delisted from the Nasdaq SmallCap Market and the Boston Stock Exchange, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

-    is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

-    has a price per share of less than $5.00 and

-    is issued by a company with net tangible assets less than $2 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase of a penny stock or the sale of a penny stock. Required compliance with these rules will

-    materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with publicly traded stocks may not exist.

                              SELLING SHAREHOLDERS


     The following table presents the beneficial ownership of our common stock of the selling shareholders together with their percentage holdings of the outstanding shares. To our knowledge, the selling shareholders have sole voting and investment power with respect to their shares unless otherwise indicated. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns include shares of our common stock that the person has the right to acquire within 60 days of March 27, 2002 (from exercise of stock options and warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.



                                                 BEFORE THE OFFERING                        AFTER THE OFFERING
                                             ---------------------------                ---------------------------
                                                SHARES       PERCENT OF                   SHARES      PERCENT OF
                                             BENEFICIALLY   OUTSTANDING      SHARES     BENEFICIALLY  OUTSTANDING
NAME OF SELLING SHAREHOLDER                      OWNED       SHARES(1)      OFFERED        OWNED       SHARES(1)
---------------------------                  -------------  ------------  ------------  ------------ --------------
Leland S. Chaffin, Jr.(2)..................      3,657,058         31.1%       100,000    3,557,058           30.2%

Paul A. Kruger(3)..........................      3,613,814         30.7%     1,150,000    1,563,814           13.3%

Randel T. Dunn(4)..........................        901,750          7.7%       900,000        1,750             *

John F. Luther(5)..........................        521,009          4.4%       250,000      271,009            2.3%

Rhodes Family Trust(6).....................        531,009          4.5%        50,000      481,009            4.1%

Mary L. Kelly(7)...........................        521,009          4.4%        50,000      471,009            4.0%

Terri S. Metzger...........................         20,000           *          20,000           --             --

Julie S. Barksdale.........................         20,000           *          20,000           --             --

Janis Daubermann...........................         12,500           *             714       11,786             *


----------

 *   The percentage is less than 1.0%.
(1) The percentages shown were rounded to the nearest one-tenth of one percent, based upon the 11,754,677 outstanding shares of common stock as of March 27, 2002 without giving effect to the issuance of any additional shares pursuant to exercise of outstanding warrants and stock options after March 27, 2002. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2) Leland S. Chaffin, Jr. is married to Judith H. Henkels, our President and Chief Executive Officer and one of our directors, and they reside in Texas a community property state. Mr. Chaffin and Ms. Henkels are deemed to beneficially own the same number of beneficially owned shares. The beneficially owned shares and percentages include
     -   3,126,049 shares of common stock owned by Ms. Henkels,
     -   521,009 shares of common stock owned by Mr. Chaffin, and
     - 10,000 shares issuable upon exercisable stock options held by Ms.Henkels.
     The shares 100,000 shares being offered by Mr. Chaffin are directly owned by Mr. Chaffin.
(3) Mr. Kruger is our Chairman of the Board. The beneficially owned shares and the percentages include
     -   3,563,814 shares of common stock owned by Mr. Kruger,
     - 15,000 shares of common stock held as guardian for the benefit of Courtney B. Kruger,
     - 15,000 shares of common stock held as guardian for the benefit of Garrett P. Kruger, and
     - 20,000 shares of common stock issuable upon exercise of stock options. Of the shares owned by Mr. Kruger, 900,000 shares will be offered by Mr. Dunn following exercise of purchase warrants issued by Mr. Kruger for the purchase of these shares.
(4) These beneficially owned shares and percentages include and are based upon 900,000 shares to be transferred by Mr. Kruger to Mr. Dunn upon exercise of purchase warrants covering the shares and are deemed beneficially owned by Mr. Kruger and Mr. Dunn.
(5) Mr. Luther is a director and an executive officer of The Capella Group, Inc.
(6) The beneficially owned shares are deemed owned by Rhodes Family Trust and Bobby R. Rhodes. Mr. Rhodes is one of our directors and an executive officer and a director of The Capella Group, Inc. The beneficially owned shares and the percentages include
     -   521,009 shares of common stock owned by the Rhodes Family Trust and
     - 10,000 shares of common stock issuable upon exercise of stock options held by Mr. Rhodes.

(7) Ms. Kelly is our Chief Financial Officer and an executive officer of The Capella Group, Inc.


                               INTEREST OF COUNSEL

     Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma, including the validity of the issuance of the shares of common stock being offered for sale by the selling shareholders. Michael E. Dunn, one of our directors, is a member of Dunn Swan & Cunningham. Dunn Swan & Cunningham is the owner of 2,000 shares of our common stock. Mr. Dunn owns 6,000 shares of our common stock and holds options exercisable for the purchase of 10,000 shares of our common stock for $1.25 per share on or before December 29, 2005 and stock options exercisable on or before August 22, 2006 for the purchase of 10,000 shares of our common stock at $3.55 per share. The owned shares and stock options were acquired prior to commencement of this offering and these acquisitions were unrelated to this offering. Furthermore, Mr. Dunn is the brother of Randel T. Dunn, one of the selling shareholders.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, trust or partnership distribution or other non-sale related transfer, from time to time in transactions on the Nasdaq SmallCap Market or the Boston Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at prices related to the prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

     The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during the period beginning one or five business days prior to commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

     Subject to the terms and conditions of a letter agreement dated February 7, 2002, we and the selling shareholders have retained Stonegate Securities, Inc. to serve as the selling shareholders' exclusive financial advisor in connection with the sale of the shares pursuant to this offering. For its services during the three months ending on May 7, 2002, Stonegate will receive a commission equal to 5% of the selling price of the shares sold by the selling shareholders. The selling shareholders are not obligated to sell any of the shares to or through Stonegate, nor is Stonegate obligated to purchase any of the shares. However, if the selling shareholders desire to make any sales of the shares during the three-month period, the selling shareholders have agreed to sell the shares through Stonegate.

     We have agreed to indemnify Stonegate and its officers, directors, employees, agents and affiliates against any costs or liabilities incurred by any of them because of our misstatement or omission to state a material fact. Stonegate has in turn agreed to indemnify us against any liabilities by reason of the gross negligence or willful misconduct of Stonegate or any of its officers, directors, employees, agents and affiliates. To the extent that these indemnification obligations purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, these indemnification obligations are contrary to public policy and therefore unenforceable.

     In addition, pursuant to a letter agreement dated February 1, 2002, we retained Stonegate as our non- exclusive financial advisor and to provide certain investment banking services, including

- evaluation of our operations and business strategies to provide suggested enhancement,

-    evaluate capital resource alternatives as required, and

- evaluate potential acquisitions, mergers, joint ventures and other corporate transactions.

This agreement is for a one-year period and may be terminated by us or Stonegate upon 10-day notice. As compensation for its services, we paid Stonegate a $25,000 non-refundable retainer and agreed to reimburse Stonegate for its out-of-pocket expenses related to the services provided under this agreement. The selling shareholders have agreed to reimburse us for this expense.


     Furthermore, pursuant to the amended and restated selling shareholder agreement dated as of February 7, 2002, we have agreed to bear all costs and expenses associated with this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel, stock transfer, and commissions and discounts, if any, associated with the sale of the shares of common stock. We have agreed to indemnify the selling shareholders against any costs or liabilities incurred by any of them because of the selling shareholder's participation in this offering and our misstatement or omission to state a material fact. We are not obligated to indemnify the selling shareholder if the cost or liability was due to the knowingly fraudulent, deliberately dishonest or willful misconduct of the selling shareholder.


     The foregoing is a summary of the material terms of our agreements with Stonegate and the selling shareholders. Each of these agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

     The holders of the shares of common stock that are offered in this offering are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares of common stock and sales of these shares at less than market price may depress the market price of the common stock.

   LIABILITY LIMITATIONS AND INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES
                                   AND AGENTS

OFFICER AND DIRECTOR LIABILITY

     As permitted by the provisions of the Oklahoma General Corporation Act, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

-    a breach of the director's duty of loyalty to us or our shareholders,

- acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

- liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

- any transaction from which the director derived an improper personal benefit, or

-    violations of federal securities laws,

and do not limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

     Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

     On December 29, 2000, we entered into indemnification agreements with each of our directors and executive officers. Under these indemnification agreements we agreed to pay on behalf of the director or officer (and his executor, administrator and heir) any amount that he or she is or becomes legally obligated to pay because

- he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or
- he was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the director or officer is determined to be liable to us, unless the court in which the legal proceeding was brought determines that the director or officer was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys' fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

                      WHERE TO FIND ADDITIONAL INFORMATION


     We have filed a registration statement on Form SB-2 (No. 333-83692) of which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C., with respect to the participation interests. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the following locations of the Securities and Exchange Commission


                              Public Relations Room
                                 Judiciary Plaza
                             450 Fifth Street, N.W.

                           Washington, D.C. 20549-1004

                            New York Regional Office
                                  233 Broadway
                            New York, New York 10279

                             Chicago Regional Office
                       500 West Madison Street, Suite 1400
                            Chicago, Illinois 60661.

Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. You may obtain additional information regarding operation of the reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, and our reports have been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone:
(972) 522-2008).

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act of 1933. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-15667), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

     We have recently filed the following documents with the Securities and Exchange Commission under the Exchange Act, each of which is incorporated by reference in this prospectus:


- our Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on March 20, 2002; and


- the description of our common stock in the Amendment to Registration Statement on Form 8-A, filed with the Commission on July 31, 2001.

In addition, all reports and other documents filed with the Securities and Exchange Commission under the Exchange Act prior to termination of this offering are incorporated by reference into this prospectus.

     We distribute to the holders of our securities annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone:
(972) 522-2008).

          CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

     We have included some forward-looking statements in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

-    discuss our future expectations;

- contain projections of our future operating results or of our future financial condition; or

-    state other "forward-looking" information.

     We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                TABLE OF CONTENTS

                                                  PAGE

PROSPECTUS SUMMARY............................      1
RISK FACTORS.................................       4
SELLING SHAREHOLDERS..........................      9
INTEREST OF COUNSEL..........................      10
PLAN OF DISTRIBUTION.........................      10
LIABILITY LIMITATIONS AND
     INDEMNIFICATION OF OFFICERS,
     DIRECTORS, EMPLOYEES
     AND AGENTS...............................     11
WHERE TO FIND ADDITIONAL
     INFORMATION..............................     12
CAUTIONARY STATEMENT RELATING
     TO FORWARD LOOKING
     INFORMATION..............................     13


                                  PRECIS, INC.


                                    2,540,714


                             SHARES OF COMMON STOCK

                                   PROSPECTUS

                 Requests for general information or additional copies of this Prospectus should be directed to us by calling or writing us at:

                                  PRECIS, INC.
                             2040 NORTH HIGHWAY 360
                           GRAND PRAIRIE, TEXAS 75050
                         ATTENTION: CORPORATE SECRETARY
                            TELEPHONE: (972) 522-2008

                                     , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     S.E.C. Registration Fees......................................................... $ 2,798
     N.A.S.D. Filing Fees........................................................           --
    *State Securities Laws Filing Fees.............................................        500
    *Printing and Engraving...........................................................     500
    *Legal Fees......................................................................   15,000
    *Accounting Fees and Expenses...................................................     1,000
    *Transfer Agent's Fees and Costs of Certificates...............................        100
    *Miscellaneous..................................................................     1,000
                                                                                       --------
                  Total............................................................... $20,898
                                                                                       ========


----------
    *Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

     These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

         Exhibit No.   Description
         -----------   -----------

          1.1          Letter agreement among Registrant, Stonegate Securities,
                       Inc., Paul A. Kruger and Randel T. Dunn, dated February
                       7, 2002, previously furnished.


          3.1 Registrant's Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K/A filed with the Commission on July 31, 2001.

          3.2          Registrant's Bylaws, incorporated by reference to Exhibit
                       3.2 of Registrant's Form SB-2 Registration Statement (No.
                       333-86643).

          4.1 Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.

          4.2 The Agreement and Plan of Merger, dated March 21, 2000, amongst Registrant, Precis- Foresight Acquisition, Inc.,
                       Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

          4.3 The First Amendment to Agreement and Plan of Merger, dated June 22, 2000, amongst Registrant, Precis-Foresight
                       Acquisition, Inc., Foresight, Inc., Paul A. Kruger and
                       Mark R. Kidd, incorporated by reference to the Schedule
                       14A filed with the Commission on October 13, 2000.

          4.4 The Second Amendment to Agreement and Plan of Merger, dated August 23, 2000, amongst Registrant,
                       Precis-Foresight Acquisition, Inc., Foresight, Inc., Paul
                       A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

          4.5 The Third Amendment to Agreement and Plan of Merger, dated June 8, 2001, amongst Registrant, Precis-Foresight
                       Acquisition, Inc., Foresight, Inc., Paul A. Kruger and
                       Mark R. Kidd, incorporated by reference to the Schedule
                       14A filed with the Commission on May 16, 2001.

          4.6 The Agreement and Plan of Merger, dated March 23, 2001, amongst Registrant, Precis- Capella Group Acquisition,
                       Inc., The Capella Group, Inc., Judith H. Henkels, John F.
                       Luther, Mary L. Kelly, Bobby R. Rhodes, Leland S.
                       Chaffin, Jr., Trust Under The Capella Group, Inc. IMR
                       2001 Bonus Plan and Trust under The Capella Group, Inc.
                       Employee 2001 Bonus Plan, incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

          4.7 Precis Smart Card, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule
                       14A filed with the Commission on May 16, 2001.

          5.1          Opinion of Dunn Swan & Cunningham, A Professional
                       Corporation, counsel to the Company.

         10.1          Employment Agreement, dated January 3, 2001, between Paul
                       A. Kruger and Registrant, incorporated by reference to
                       Exhibit 10.5 of Registrant's Form 10-QSB filed with the
                       Commission on April 24, 2001.

         10.2          Employment Agreement, dated January 3, 2001, between Mark
                       R. Kidd and Registrant, incorporated by reference to
                       Exhibit 10.6 of Registrant's Form 10-QSB filed with the
                       Commission on April 24, 2001.

         10.3          Consulting Agreement, dated January 3, 2001, between
                       Larry E. Howell and Registrant, incorporated by reference to Exhibit 10.7 of Registrant's Form 10-QSB filed with the Commission on April 24, 2001.

         10.4          Consulting Agreement, dated January 3, 2001, between John
                       Simonelli and Registrant, incorporated by reference to
                       Exhibit 10.8 of Registrant's Form 10-QSB filed with the
                       Commission on April 24, 2001.

         10.5          Form of Indemnification Agreement, dated December 29,
                       2000, between Registrant and each of its executive officers and directors, incorporated by reference to
                       Exhibit 10.9 of Registrant's Form 10-KSB filed with the
                       Commission on April 2, 2001.

         10.6          The Lease Agreement, dated December 31, 1999, between
                       Registrant and Onward, L.L.C., incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on April 2, 2001.

         10.7          The Lease Agreement, dated September 30, 2000, between
                       Registrant and Onward, L.L.C., incorporated by reference to Exhibit 10.11 of Registrant's Form 10-KSB filed with the Commission on April 2, 2001.


         10.8          Letter agreement between Registrant and Stonegate
                       Securities, Inc., dated February 1, 2002, previously furnished.



         10.9          Selling Shareholder Agreement among Registrant, Paul A.
                       Kruger, Randel T. Dunn, Judith H. Henkels and Mary L.
                       Kelly, dated as of February 7, 2002, previously furnished.



         10.10         Amended and Restated Selling Shareholder Agreement among
                       Registrant, Paul A. Kruger, Randel T. Dunn, John F.
                       Luther, Billy Rhodes Trustee of Rhodes Family Trust,
                       Leland S. Chaffin, Jr., Judith H. Henkels and Mary L.
                       Kelly, dated as of February 7, 2002.


         24.1          Consent of Independent Accountants.

         24.2          Consent of Counsel is included in Opinion of Counsel,
                       Exhibit 5.1 hereto

         25            Power of Attorney included in the signature page

ITEM 17. UNDERTAKINGS

         (a)      ITEM 512 OF REGULATION SB UNDERTAKINGS:

                  (i)      RULE 415 OFFERING.

                  The undersigned Registrant hereby undertakes:

                           (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i)   Include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (iii) Include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

                           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the end of the offering.

                  (ii)     REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

                           Insofar as indemnification for liabilities arising
                  under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                           In the event that a claim for indemnification against
                  such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (iii)    RELIANCE ON RULE 430A.

                           Registrant hereby undertakes that it will (I) for
                  determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (b)      PROVIDING OF INCORPORATED BY REFERENCE INFORMATION

                           The undersigned registrant hereby undertakes to
                  respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 12 of this Form, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c)      POST-EFFECTIVE AMENDMENT

                           The undersigned registrant hereby undertakes to
                  supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Prairie, State of Texas, on the 31st day of March, 2002.


                         PRECIS, INC.
                         (Registrant)

                         By: /s/ JUDITH H. HENKELS
                            --------------------------------------------------
                                  Judith H. Henkels, Chief Executive Officer

                         By: /s/ MARY L. KELLY
                            --------------------------------------------------
                                  Mary L. Kelly, Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below (the "undersigned") constitutes and appoints Judith H. Henkels or Mary L. Kelly, the undersigned's true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         SIGNATURE                            TITLE                      DATE

 /s/ Paul A. Kruger              Chairman of the Board           March 31, 2002
-----------------------
 Paul A. Kruger

 /s/ Judith H. Henkels           Chief Executive Officer         March 31, 2002
-----------------------          and Director
 Judith H. Henkels

 /s/ Larry E. Howell             Director                        March 31, 2002
-----------------------
 Larry E.  Howell

 /s/ Lyle W. Miller              Director                        March 31, 2002
-----------------------
 Lyle W. Miller

 /s/ John Simonelli              Director                        March 31, 2002
-----------------------
 John Simonelli

 /s/ Kent H. Webb                Director                        March 31, 2002
-----------------------
 Kent H. Webb

 /s/ Bobby R. Rhodes             Director                        March 31, 2002
-----------------------
 Bobby R. Rhodes

 /s/ Michael E.  Dunn            Director                        March 31, 2002
-----------------------
 Michael E.  Dunn

                                INDEX TO EXHIBITS

                                                                    Sequentially
Exhibit                                                                 Numbered
Number                                      Exhibit                        Page
------                                      -------                        ----

1.1            Letter agreement among Registrant, Stonegate Securities, Inc.,
               Paul A. Kruger and Randel T. Dunn, dated February 7, 2002, previously furnished.


 3.1 Registrant's Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K/A filed with the Commission on July 31, 2001.

 3.2 Registrant's Bylaws, incorporated by reference to Exhibit 3.2 of Registrant's Form SB-2 Registration Statement (No. 333-86643).

 4.1 Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.

 4.2           The Agreement and Plan of Merger, dated March 21, 2000, amongst
               Registrant, Precis-Foresight Acquisition, Inc., Foresight, Inc.,
               Paul A. Kruger and Mark R. Kidd, incorporated by reference to the
               Schedule 14A filed with the Commission on October 13, 2000.

 4.3           The First Amendment to Agreement and Plan of Merger, dated June
               22, 2000, amongst Registrant, Precis-Foresight Acquisition, Inc.,
               Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

 4.4           The Second Amendment to Agreement and Plan of Merger, dated
               August 23, 2000, amongst Registrant, Precis-Foresight
               Acquisition, Inc., Foresight, Inc., Paul A. Kruger and Mark R.
               Kidd, incorporated by reference to the Schedule 14A filed with the Commission on October 13, 2000.

 4.5           The Third Amendment to Agreement and Plan of Merger, dated June
               8, 2001, amongst Registrant, Precis-Foresight Acquisition, Inc.,
               Foresight, Inc., Paul A. Kruger and Mark R. Kidd, incorporated by reference to the Schedule 14A filed with the Commission on May
               16, 2001.

 4.6           The Agreement and Plan of Merger, dated March 23, 2001, amongst
               Registrant, Precis-Capella Group Acquisition, Inc., The Capella
               Group, Inc., Judith H. Henkels, John F. Luther, Mary L. Kelly,
               Bobby R. Rhodes, Leland S. Chaffin, Jr., Trust Under The Capella
               Group, Inc. IMR 2001 Bonus Plan and Trust under The Capella
               Group, Inc. Employee 2001 Bonus Plan, incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

 4.7 Precis Smart Card, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on May 16, 2001.

 5.1           Opinion of Dunn Swan & Cunningham, A Professional Corporation,
               counsel to the Company...........................................

10.1           Employment Agreement, dated January 3, 2001, between Paul A.
               Kruger and Registrant, incorporated by reference to Exhibit 10.5 of Registrant's Form 10- QSB filed with the Commission on April
               24, 2001.

10.2 Employment Agreement, dated January 3, 2001, between Mark R. Kidd and Registrant, incorporated by reference to Exhibit 10.6 of Registrant's Form 10-QSB filed with the Commission on April 24,
               2001.

10.3           Consulting Agreement, dated January 3, 2001, between Larry E.
               Howell and Registrant, incorporated by reference to Exhibit 10.7 of Registrant's Form 10-QSB filed with the Commission on April
               24, 2001.

10.4           Consulting Agreement, dated January 3, 2001, between John
               Simonelli and Registrant, incorporated by reference to Exhibit
               10.8 of Registrant's Form 10-QSB filed with the Commission on April 24, 2001.

10.5 Form of Indemnification Agreement, dated December 29, 2000, between Registrant and each of its executive officers and directors, incorporated by reference to Exhibit 10.9 of Registrant's Form 10-KSB filed with the Commission on April 2,
               2001.

10.6 The Lease Agreement, dated December 31, 1999, between Registrant and Onward, L.L.C., incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on April 2,
               2001.

10.7 The Lease Agreement, dated September 30, 2000, between Registrant and Onward, L.L.C., incorporated by reference to Exhibit 10.11 of Registrant's Form 10-KSB filed with the Commission on April 2,
               2001.


10.8           Letter agreement between Registrant and Stonegate Securities,
               Inc., dated February 1, 2002, previously furnished.



10.9           Selling Shareholder Agreement among Registrant, Paul A. Kruger,
               Randel T. Dunn, Judith H. Henkels and Mary L. Kelly, dated as of
               February 7, 2002, previously furnished.



10.10          Amended and Restated Selling Shareholder Agreement among
               Registrant, Paul A. Kruger, Randel T. Dunn, John F. Luther, Billy
               Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr.,
               Judith H. Henkels and Mary L. Kelly, dated as of February 7,
               2002.............................................................



24.1           Consent of Independent Accountants...............................

24.2 Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.

25             Power of Attorney included in the signature page.